Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-160246, 333-162255, 333-176706, 333-183089, 333-184728, 333-188399 and 333-190242) of CSR plc of our reports dated 4 March 2015, relating to the consolidated financial statements of CSR plc, and effectiveness of CSR plc’s internal control over financial reporting, appearing in this Annual Report on Form 20-F for the 52 week period ended 26 December 2014.

/s/ Deloitte LLP
Deloitte LLP
London, United Kingdom
Date 19 March 2015